================================================================================
      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 2, 2003
================================================================================


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            SCHEDULE 14A INFORMATION
                    PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
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                              HERCULES INCORPORATED
                (Name of Registrant as Specified in Its Charter)

               HERCULES SHAREHOLDERS' COMMITTEE FOR NEW MANAGEMENT
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


             THE HERCULES SHAREHOLDERS' COMMITTEE FOR NEW MANAGEMENT
                       17 STATE STREET, NEW YORK, NY 10004

                                                                    June 2, 2003

Fellow Hercules Shareholders:

         We have been major Hercules shareholders for almost three years. As a result of our dissatisfaction with the Hercules Board and management, International Specialty Products, an international specialty chemicals company, waged a proxy contest at the Company's 2001 Annual Meeting, at which Hercules shareholders elected our four nominees to seats on the Hercules Board. The minority directors have endeavored to work with Hercules management and the remaining incumbent directors. Our efforts, however, have been frustrated by management and the Board's majority directors, who, voting in lockstep, have rebuffed our almost every initiative.(1)

         Although we continued to be sharply critical of the majority directors and management for their conduct of the Company's affairs, which in our view has contributed to the destruction of shareholder values at the Company, primarily in order to provide the Company with one last opportunity to do the right thing for shareholders, we decided not to wage a proxy contest for control of the Board at the 2002 Annual Meeting. At the meeting last June, the minority directors issued the following statement: "Hercules' majority directors and management still have the opportunity to right themselves and maximize the potential of the Company and its operating businesses, but they cannot do so without promptly and fully addressing the issues [we have] outlined. We urge them to accept that challenge."

         Unfortunately, that challenge continues to go unheeded, and we have decided to wage a proxy contest this year for the four seats up for election because in our view there is no other way in which to help maximize shareholder values for all Hercules shareholders. The Hercules Shareholders' Committee for NEW Management includes our four current Hercules directors ("minority directors") and four additional director nominees for this year's Annual Meeting. Our directors and nominees represent the interests of all Hercules shareholders, including those of the Company's second largest shareholder, International Specialty Products Inc., which owns almost 10 million shares of Hercules stock and has an investment in Hercules of more than $140 million.(2)

         In contrast, the four Hercules incumbent directors running for reelection this year own in the aggregate only slightly more than 50,000 shares. You should know that Joyce owns 157,230 shares, 156,330 of which were GIVEN to him in connection with the Company's bonus program and 900 of which were GIVEN to him in the form of a matching grant in connection with the Company's 401k program. To our knowledge, Joyce has not PURCHASED a single share of Hercules stock since he came to the Company.


--------
(1) You should know that our experience prompted us prior to the 2002 Annual Meeting to propose - a proposal which was rebuffed - that if Dr. Joyce, Hercules' Chief Executive, and his majority directors agreed to elect a new Chairman and CEO, acceptable to both majority and minority directors, we would abandon consideration of a proxy contest to acquire control of the Hercules Board at the 2002 Annual Meeting.

(2) ISP's investment is measured at cost.

         As one of Hercules' major shareholders, our interests are clearly aligned with yours, and we are committed to maximizing value for all Hercules shareholders as we have invested our own money in Hercules as you have.


             THE HERCULES SHAREHOLDERS' COMMITTEE FOR NEW MANAGEMENT

                 THE COMMITTEE'S FOUR CURRENT HERCULES DIRECTORS

          The four minority directors who were elected at the 2001 Annual Meeting are:

         SAMUEL J. HEYMAN - Mr. Heyman began his career as a lawyer in the United States Justice Department under Robert F. Kennedy and later served as Chief Assistant United States Attorney (New Haven Division, District of
Connecticut).  In  1968,  Mr.  Heyman  left  Government  service  to run  Heyman
Properties, a small but growing family business, which he expanded into a successful, national real estate development company.

         In 1983, Mr. Heyman and a slate of nominees representing shareholder interests waged a successful proxy contest for control of GAF, in what BARRON'S, a leading financial publication, characterized as "one of the most striking achievements in the annals of corporate finance." (Aug. 8, 1983) Mr. Heyman served as GAF's Chairman and Chief Executive Officer (1983-2000) and is currently ISP's Chairman and controlling shareholder.

         Mr. Heyman has been involved as a shareholder activist or potential acquirer with respect to five public companies, helping to create more than $7 billion of increased wealth for shareholders of those companies, as illustrated below:(3)

                                                                        Realized Value
                                     Time                                per Share for
                                    Period                 Initial        all Subject                   Stockholder
                          (initial purchase - value          Cost           Company       Percentage   Value Created
       Company                   realization)             Per Share     Shareholders(4)    Increase      (rounded)
----------------------- ------------------------------- --------------- ---------------- ------------- ---------------
GAF                               1981-1989                 $ 6.50          $53.00           715%      $ 1.6 billion

Union Carbide                     1984-1985                 $43.63          $85.00           95%       $ 2.9 billion

Borg-Warner                       1986-1987                 $29.15          $48.50           66%       $ 1.7 billion

Dexter                            1998-2000                 $25.18          $62.50           148%      $  .9 billion

Life Technologies                 1998-2000                 $35.80          $60.00           68%       $  .2 billion
                                                                                                       ---------------

                                                                     Total Shareholder Value Created:  $ 7.3 billion
                                                                                                       ===============

---------
(3) There is, of course, no assurance that either the efforts of the Committee or Mr. Heyman will result in similar benefits for Hercules shareholders.

(4) GAF was acquired by Mr. Heyman and a management group in 1989 at $53 per share. Union Carbide implemented a recapitalization of its own in response to GAF's premium bid for the Company that resulted in a market value immediately thereafter of $85 per share. Borg Warner, Dexter and Life Technologies were acquired by third parties after GAF or ISP made premium offers for those companies.

          SUNIL KUMAR - Mr. Kumar was formerly Executive Vice President of Bridgestone-Firestone, heading up that company's $3 billion national retail store operations. Mr. Kumar served for three years as President and Chief Operating Officer of Building Materials Corporation of America, the nation's leading manufacturer of residential and commercial roofing. Mr. Kumar has been Chief Executive of ISP since June 1999.

         GLORIA SCHAFFER - Mrs. Schaffer has had a distinguished career in Government service, having held major positions in Connecticut, including Secretary of State, Commissioner of the Department of Consumer Protection, and State Senator for six terms. Mrs. Schaffer was also a Member of the Federal Civil Aeronautics Board and has served as a Board member of several public and private companies.

         RAYMOND S. TROUBH - Mr. Troubh has had broad financial experience, including as a General Partner of Lazard Freres & Co. and Governor of the American Stock Exchange. He is a Board member of a number of public companies and currently serves as the non-executive Chairman of Enron Corp., having joined that company's Board in the wake of its financial problems last year.

                     THE COMMITTEE'S FOUR DIRECTOR-NOMINEES

          HARRY FIELDS - Mr. Fields served as an executive for more than forty years at International Flavors and Fragrances Inc., where he was President of the International Flavor Division and a member of its Board of Directors. He is currently President of Fields Associates, Ltd. and has served as a director of other companies.

          ANTHONY T. KRONMAN - Mr. Kronman is currently Dean of Yale Law School. Mr. Kronman is a director of Adelphia Communications Corporation, having been elected to the Board after the Company's bankruptcy filing last year.

         VINCENT TESE - Mr. Tese has had a distinguished career in Government service, having held the positions of New York State Superintendent of Banks, Director of Economic Development for the State of New York, and Chairman and Chief Executive Officer of the Urban Development Corporation. He is currently the Chairman of Wireless Cable International Inc. and is a Board member of a number of public companies.

         GERALD TSAI, JR. - Mr. Tsai was Chairman and Chief Executive Officer of Primerica Corporation, a diversified financial services company, and served as Chairman of the Board, President and Chief Executive Officer of Delta Life Corporation, a life insurance and annuity company. Mr. Tsai is currently a Board member of a number of public companies.

                          REASONS FOR OUR SOLICITATION

         Under Joyce's management, the Company's financial and stock price performance have in our opinion been disastrous. Moreover, we believe that Hercules has been a case study in failed corporate governance. In addition, Joyce and the Hercules Board were responsible for selling the Company's best business in our opinion at the worst possible time, and management's poor business judgment was in no small measure responsible for the Company's $570 million pension fiasco.

         The Committee's four director-nominees, if elected, will, when combined with our four minority directors, constitute a majority of the Board and will be in a position to not only avoid the mistakes of the past but cause the Hercules Board to take positive actions designed to increase shareholder value, such as:

      o  Focus  on  the  "hands-on"   management  of  Hercules'  businesses  and
         successful, bottom-line operating and growth strategies, both short and long term.

      o Strengthen the Hercules management team. We intend to elect a new, highly qualified, full-time, "roll up your sleeves" Chief Executive committed to the turnaround of the Company's businesses, who will reside in the Wilmington area and whose compensation will be designed to closely align his or her interests with those of Hercules shareholders. Moreover, we will rebuild the management ranks which in our view have been allowed to atrophy under the current Chief Executive.

      o Devote high-level attention to not only the turnaround of Hercules' operating businesses but also the management of the Company's critical, non-operating issues, such as the minimization of its pension exposure.

      o Redeem the Company's poison pill, which prevented Hercules shareholders, in October 2000, from accepting ISP's $17.50 per share offer for 25 million shares - thereby costing Hercules shareholders more than $190 million.(5)

      o Recommend that shareholders remove a Hercules election Bylaw, which the Company claims requires the affirmative vote of the holders of a majority of all outstanding shares for the election of directors.

                       THE COMPANY'S PERFORMANCE HAS GONE
                          FROM BAD TO WORSE UNDER JOYCE

     NOTWITHSTANDING WHAT WE BELIEVE TO BE MANAGEMENT'S EFFORTS TO OBSCURE HERCULES' ACTUAL FINANCIAL PERFORMANCE BY THE USE OF "PRO-FORMA" EARNINGS AND THE MISCHARACTERIZATION OF CHARGES AS "NON-RECURRING" WHICH ARE IN FACT RECURRING, WHEN MEASURED BY VIRTUALLY ANY FINANCIAL YARDSTICK, THE COMPANY'S RECORD IN RECENT YEARS UNDER JOYCE AND HIS PREDECESSORS HAS IN OUR OPINION BEEN DISASTROUS.

     Consider the following:

      o After reaching a high of $66.25 on March 19, 1996, Hercules' stock price has fallen more than 85%, wiping out more than $6.1 billion in shareholder value. Between the time Joyce became Chief Executive, on May 8, 2001, and February 11, 2003, the day prior to ISP's filing of an amendment to its Form 13D which indicated that it was considering waging a proxy contest for control of the Hercules Board, the price of Hercules stock (which has paid no dividends since that time) lost 32% of its value, while the S&P MidCap Specialty Chemicals


---------
(5) Cost to Hercules shareholders calculated on the basis of $17.50 per share less the Company's stock price of $9.81 per share, as of May 29, 2003.

         Index increased by 3.2% (including dividends) -- an underperformance of more than 35%.(6)

      o Hercules' financial performance has in our opinion gone from bad to worse under Joyce, prompting a financial columnist (Christopher Byron, February 17, 2003, NEW YORK POST) to characterize Hercules as "spewing red ink in all directions". Under Joyce, the Company has not been profitable in 6 of the last 7 reported quarters, registering more than $300 million in after-tax losses (even excluding an almost $400 million "goodwill" and FAS 143 write-down). For the 7 full reported quarters since Joyce became CEO, even adjusting for almost $385 million in net, after-tax, "non-recurring" charges as well as the almost $400 million of additional charge-offs, the Company has managed to register only $78 million in "pro forma" earnings -- or little more than an average of $0.41 per share per annum.

      o In BUSINESS WEEK'S recent performance ranking of companies in the S&P 500 index (BUSINESS WEEK, Report Card on 500 S&P Companies, Spring Issue, 2003), Hercules' performance was ranked 482 out of 500 - down from 466 in the previous year. In connection with its ranking, the Company received the following grades:

                                             PERFORMANCE RANKINGS

        ====================================================================================================
                                    Total    Total             Sales              Profit
                                    Return   Return  Sales     Growth   Profit    Growth            Return
        Rank      Rank              (1       (3      Growth    (3       Growth    (3       Net      on
        2003      2002              Year)    Years)  (1 Year)  Years)   (1 Year)  Years)   Margin   Equity
        --------- ------ ---------- -------- ------- --------- -------- --------- -------- -------- --------
        482       466    Hercules   D        D       D         F        F         F        F        F
        ====================================================================================================


         Similarly, in FORTUNE'S ranking of the Fortune 1000 Industrial Companies (April 4, 2003) in terms of 2002 profitability vs. 2001 and 2002 profitability as a percentage of revenues, assets, and shareholders equity, Hercules was ranked 35, 36, 36, and 32, respectively, out of 36 chemicals companies.

      o As detailed in the table below, Joyce, operating as his own Chief Financial Officer, has become in our opinion the master of the one-time, "non-recurring" charge, taking substantial "non-recurring" charges in all 7 quarters since he came


---------
(6) On May 8, 2001, Hercules shares closed on the New York Stock Exchange at $12 per share, and, on February 11, 2003, Hercules shares closed at $8.12 per share. It should be noted that Hercules shares have rallied since ISP's February 11th 13D filing, and the current price, as of the close on May 29, 2003, was $9.81 per share. Between May 8, 2001, and May 29, 2003, Hercules stock lost 18% of its value, while the S&P MidCap Specialty Chemicals Index increased by 15% (including dividends) -- an underperformance for Hercules of 33%.

We believe that the S&P MidCap Specialty Chemicals Index, which consists of 8 specialty chemicals companies with a mean market capitalization of $1.16 billion, is the most relevant index, although it should be noted that Hercules, starting more than 20 years ago when it was a completely different and much larger company, has been listed in the S&P 500 Chemicals Index. We do not believe that that index, which is comprised of 14 companies including Dupont and Dow and other companies with a mean market capitalization of $8.94 billion, with Hercules being by far the smallest, is an appropriate reference point with regard to Hercules' performance. Even so, Hercules' stock price has substantially underperformed the S&P 500 Chemicals Index as well over the relevant time frame.

         to Hercules -- and doing so in a manner which misleadingly implies that these charges or "adjustments" are one-time items(7).


                                                  2001                2002               2003
                                                  ----                ----               ----
                                                Q3    Q4     Q1     Q2     Q3     Q4      Q1   TOTAL
--------------------------------------------- ------ ------ ------ ------ ------ ------ ------ -----
Restructuring Charges                         0.30   0.03   0.02   0.04   0.03   0.04   0.01    0.47
--------------------------------------------- ------ ------ ------ ------ ------ ------ ------ -----
Loss on Sale of Betz                                        2.11                                2.11
--------------------------------------------- ------ ------ ------ ------ ------ ------ ------ -----
Asbestos Reserve                                                          0.39                  0.39
--------------------------------------------- ------ ------ ------ ------ ------ ------ ------ -----
Early Debt Retirement                                              0.25          0.01           0.26
--------------------------------------------- ------ ------ ------ ------ ------ ------ ------ -----
Tax Adjustments                                             0.03   0.02   0.08   0.01           0.14
--------------------------------------------- ------ ------ ------ ------ ------ ------ ------ -----
Asset Impairment                                                   0.04          0.01           0.05
--------------------------------------------- ------ ------ ------ ------ ------ ------ ------ -----
Other                                         0.29          0.01   0.02   0.01                  0.34
--------------------------------------------- ------ ------ ------ ------ ------ ------ ------ -----
Total "Non-Recurring" Charges and             0.59   0.03   2.17   0.37   0.52   0.07   0.01    3.76
"Adjustments"
--------------------------------------------- ------ ------ ------ ------ ------ ------ ------ -----

         You should know that the SEC is seriously concerned about the misuse of "pro forma" earnings by public companies and the practice of characterizing charges which are in effect recurring as "non-recurring" because of their tendency to mislead investors. Under GAAP, charges which are likely to recur should not be characterized as "non-recurring." In accordance with new SEC regulations, which seek to reflect long-standing policy, companies are prohibited from characterizing as "non-recurring" items which are "likely to recur within the next two years or if there was a similar charge [or gain] within the prior two years." We estimate that Hercules' 2002 "pro forma" earnings, had they excluded only those charges which were truly "non-recurring" in accordance with GAAP, would have been little more than 50% of the $0.63 per share in earnings the Company actually reported.

         ASK YOURSELF:

         DO YOU BELIEVE THAT HERCULES' "PRO FORMA" EARNINGS, WHICH EXCLUDE THE ABOVE-MENTIONED "NON-RECURRING" CHARGES, CAN BE RELIED UPON AS AN ACCURATE MEASURE OF THE COMPANY'S FINANCIAL PERFORMANCE?

                                       AND

         DON'T YOU BELIEVE THAT JOYCE'S PENCHANT FOR THE FINANCIAL REPORTING PRACTICES JUST DESCRIBED IS RELATED TO HIS REFUSAL FOR ALMOST TWO YEARS NOW TO BRING A CHIEF FINANCIAL OFFICER TO THE COMPANY?

      o Even after adjusting for "one-time" charges and goodwill amortization, Hercules' financial performance has been extremely disappointing, with 2002 earnings being little more than 50% of results for 2000 (the last full year prior to Joyce's arrival at Hercules). "Pro forma" earnings per share for 2000-2002 have been as follows:(8)

----------
(7) The table excludes non-recurring gains and pro-forma adjustments.

(8) 2000 "pro forma" earnings per share includes earnings and related interest expenses for the BetzDearborn business and excludes goodwill amortization consistent with the Company's "pro forma" earnings for 2001 and 2002. "Pro forma" 2001 and 2002 earnings per share exclude the earnings and related interest expenses for the BetzDearborn business which was sold.

                         2000                     $ 1.12
                         2001                       0.04
                         2002                       0.63


      o Moreover, Hercules' financial performance (again even after adjustment for non-recurring charges and on a "pro forma" basis) continues to lag the specialty chemicals industry (as measured by 8 companies in the S&P MidCap Specialty Chemicals Index). In 2002, for example, Hercules revenue growth was only 2.5% compared with 5.7% for the weighted average of companies in the Index, while its return on assets and sales (excluding goodwill writedowns) were only approximately 50% and 70%, respectively, of the returns for the same 8 companies. By way of update, Hercules' performance in the first quarter of 2003 continued to lag the average performance of the 8 Index companies with respect to all three metrics.

                   JOYCE'S RECORD AT UNION CARBIDE FORESHADOWS
                    HIS PERFORMANCE AT HERCULES - DISASTROUS
                     FINANCIAL PERFORMANCE, BROKEN PROMISES,
                           AND OUTRAGEOUS COMPENSATION

         Joyce is in our view doing to Hercules what he did to Union Carbide. Prior to coming to Hercules, Joyce spent his entire business career at Union Carbide, and you should be aware of these FACTS concerning his record as Union Carbide's Chief Executive (1995 - 2000):

         o Under Joyce's leadership, Union Carbide's net income declined from $925 million in 1995 to $162 million in 2000 - down an astounding 82% - making Union Carbide's performance the worst in the S&P 500 Chemicals Index (consisting of the 15 largest chemicals companies at that time).

         o Despite Joyce's cost cutting efforts at Union Carbide, the Company's operating margins declined from 16.2% in 1995 to 2.7% in 2000, regularly ranking the company in the bottom quartile of the S&P Chemicals Index for return on assets, including last in Joyce's final year.

         o Joyce's efforts to grow Union Carbide were in our view nothing short of disastrous, as he invested $5.2 billion in capital expansions and acquisitions (70% of the Company's entire EBITDA for the period!), with the following results: Asset growth of 7.7% per annum, sales growth of 2.3% per annum, and operating return on assets of 2% in 2000 compared with 17% in 1995.

         o Joyce's credibility with Union Carbide shareholders was undermined by repeated broken promises.

            (1) In 1997, Joyce advised analysts that Union Carbide planned to meet or exceed a 15% return on capital over the course of the chemical cycle, while earning an 8% return at the trough. IN FACT, Union Carbide's returns on capital were actually 3% at the trough of the chemical industry cycle in 2000.

            (2) In early 1999, Joyce told Union Carbide shareholders that the Company was "in good shape entering 1999". IN FACT, operating income was down 30% in 1999 compared with the previous year.
            (3) On July 26, 1999, little more than 60 days before the end of the quarter, Joyce informed Union Carbide shareholders that "prospects for improved third quarter earnings appear encouraging based upon current conditions." IN FACT, operating income was down in the third quarter compared to both the previous quarter and the same quarter in 1998.
            (4) One commitment that Joyce staked his reputation on was his often-repeated promise that Union Carbide would earn a minimum of $4 per share in 2000. In a grandstand move, characterized in an October 13, 1997 BUSINESS WEEK article entitled, "Smoke, Mirrors, and the Boss' Paycheck," as "clever public relations...unlikely to dent Joyce's wallet or stoke up Union Carbide's performance," Joyce committed to forfeit his salary if Union Carbide did not earn $4 per share in 2000. As it turned out, Union Carbide's earnings for 2000 were $1.18 per share and, notwithstanding his public commitment, Joyce took his full salary and bonus anyway!

         o Notwithstanding Union Carbide's dismal performance during the five years that he was Chief Executive, Joyce's total annual compensation increased almost three fold--from $8.8 million per annum in 1995 to $23.3 million per annum in 1999. (9)

         o Finally, after five years of Joyce's leadership at Union Carbide, the Company was acquired by Dow Chemical. Of Joyce's tenure at Union Carbide, James Kelleher of Argus Research observed in a DELAWARE NEWS JOURNAL article (May 17, 2001), entitled "Hercules Chief Knows Trouble," "I think he had a better reputation as a scientist than an administrator. He did virtually nothing with the Company." Similarly, in the same article, Paul Leming, an ING Barings security analyst, had this to say about the condition of Union Carbide at the conclusion of Joyce's tenure - "The wheels were coming off." Finally, in a BUSINESS WEEK article entitled, "Formula For A Perfect Marriage" (Diane Brady, August 16, 1999), Joyce acknowledged that Union Carbide's poor performance had led to the Dow takeover. The BUSINESS WEEK article went on to observe, "For the team in Danbury, the deal is bound to be bittersweet. Union Carbide has faced a litany of woes in recent years, from troubled partnerships in places like Kuwait to delayed plant openings. Joyce also spent heavily on new facilities, but the payoff eluded his company."

---------
(9) 2000 numbers are not available because of the Dow merger. Total annual compensation includes, as per Union Carbide's proxy statements, stock option grants, assuming 10% per annum appreciation.

                   JOYCE'S COMPENSATION CONTINUES TO ESCALATE
                        WHILE THE FORTUNES OF THE COMPANY
                           AND ITS SHAREHOLDERS SUFFER

         To add insult to injury in the face of Hercules' disappointing financial performance, Joyce enjoys what we believe to be outrageously excessive compensation - all at the expense of Hercules shareholders.

Consider these facts about Joyce's compensation package in light of his "track record" and then ask yourself: - DID HE EARN IT?

      o When Joyce came to Hercules in May 2001, he was given a golden parachute agreement which would provide him today with a payment of almost $10 million in the event of a "change in control," which was defined to include a shift in the composition of a majority of directors as a result of a proxy contest.

      o For Joyce's seven months on the job in 2001 (he came to Hercules in May of that year), a year in which the Company registered a $58 million loss, in addition to stock options for 1,250,000 shares, Joyce was paid a salary at the rate of $1 million per annum and was given a $1 million bonus for his seven months on the job.

      o For 2002, a year in which the Company posted a loss of $248 million (excluding a $368 million write-down of goodwill), in addition to his $1 million annual salary, Joyce was given a bonus of $1.9 million ($900,000 of which was given to him in the form of Hercules stock at a 15% discount) and additional stock options for 600,000 Hercules shares.

      o On April 23, 2003, the Board's Compensation Committee proposed that the Board give Joyce a GRANT of 211,000-500,000 restricted shares, to vest upon a "change in control" defined to include, among other things, the Committee's winning this very proxy contest, with the amount of restricted shares depending upon the price of Hercules stock at the time of the change in control. YOU SHOULD KNOW THAT, IN PRIOR DISCUSSIONS WITH THE COMPENSATION COMMITTEE, JOYCE HAD INSISTED ON AN EVEN LARGER GRANT THAN THE ONE THE COMMITTEE PROPOSED. ONLY AFTER THE OBJECTION OF OUR MINORITY DIRECTORS AT THE APRIL 24TH BOARD MEETING AND THE ACKNOWLEDGEMENT BY ONE OF THE MAJORITY DIRECTORS THAT THE PROPOSED COURSE OF ACTION WOULD NOT "READ WELL ON THE FRONT PAGE OF THE WALL STREET JOURNAL," DID THE BOARD DECIDE TO DEFER ACTION ON JOYCE'S GRANT UNTIL A LATER TIME.

         On May 20, 2003, the Compensation Committee again approved, over the objection of the one minority director on the committee, a GRANT to Joyce, subject to Board consent, of restricted shares valued at $3 million with the same above-mentioned vesting position. As of the date of this letter, the Board has not yet taken action on this matter.

      o For 2002, including the value of Joyce's long-term incentive compensation, Joyce's total compensation of $6 million easily ranked him higher than any CEO of the eight companies in the S&P Mid-Cap Specialty Chemicals Index - with his compensation being almost 2-1/2 times the average for the eight companies.

      You should know that, in the event that Joyce's management is repudiated in this proxy contest, we estimate that he will have been paid more than $29 million for his two years on the job.(10) ASK YOURSELF WHETHER HERCULES IS BEING RUN MAINLY FOR YOUR BENEFIT OR FOR THE BENEFIT OF ITS CHIEF EXECUTIVE.

                 THE BETZDEARBORN SALE - JOYCE AND THE HERCULES
                    BOARD, AFTER REFUSING TO SEEK SHAREHOLDER
                   APPROVAL, SELL WHAT WE SAW AS THE COMPANY'S
                         BEST BUSINESS AT THE WORST TIME

         Last year's sale of the Company's BetzDearborn business to General Electric was in our view a major strategic mistake and raises the most serious question as to whether Hercules has been run in the interests of its bondholders at the expense of the Company's shareholders. Moreover, this transaction has unfortunately had the effect of significantly reducing the future value of the Company and the upside with respect to all of our investments.

         By way of background, Hercules' $3.1 billion acquisition of BetzDearborn in 1998, which has been characterized by Paul Leming as "one of the worst acquisitions in the history of the chemicals industry" (July 18, 2000), is a dramatic example of the Company's "buy high-sell low" strategy. For the subsequent sale last year consisted of most of the BetzDearborn businesses originally acquired by Hercules, with the net sale price being the equivalent of
1.7 x sales compared to the 2.4 x sales paid by Hercules in 1998.

         You should know that last year's decision to sell BetzDearborn was taken by an 8-5 vote over the objection of the four minority directors and one majority director (not one of Joyce's hand-picked directors, but rather a director elected during the term of a previous management). The sale would have only made sense in our opinion had the Company no other way to refinance its debt. For private sale multiples in the chemicals industry in 2001 (when the price was established) were, as illustrated in the table that follows, at their lowest level in more than 10 years, with only the most desperate of sellers selling major businesses in that inhospitable environment. In a Deutsche Bank Securities report entitled, "Surviving a Harsh Climate" (September, 2002), David Begleiter credited the BetzDearborn sale (along with three smaller transactions) with having reset the valuation benchmarks for specialty chemicals transactions from the 10-12x EBITDA range in the late 90's to 7-8x EBITDA in 2002. And if there were any doubt as to the poor timing of the BetzDearborn sale, you should know that multiples have rebounded to some extent after the BetzDearborn transaction.


---------
(10) The $29 million estimate assumes final Board approval of the $3 million restricted share grant recommended by the Compensation Committee.

            SPECIALTY CHEMICALS PRIVATE SALE MULTIPLES (1992 - 2002)


                              [LINE CHART OMITTED]

                                                                                                    BetzDearborn
                                                                                                    Sale Price
                                                                                                    Established
                                    --------------------------------------------------------------------------------
                                     1992   1993    1994   1995   1996   1997    1998    1999   2000    2001    2002
--------------------------------------------------------------------------------------------------------------------
Private Sale Transaction Multiples   8.3x   9.9x   10.7x   8.3x   9.6x   9.5x   10.0x   10.9x   8.1x    7.4x    8.3x
--------------------------------------------------------------------------------------------------------------------

         WHAT HERCULES AT THE TIME OF THE SALE FAILED TO COMMUNICATE, TO BOTH ITS SHAREHOLDERS AND WALL STREET ANALYSTS WHO FOLLOW THE COMPANY, IS THAT IT HAD AVAILABLE WHAT WE BELIEVE TO HAVE BEEN A SUPERIOR ALTERNATIVE. PRIOR TO THE
COMPANY'S DECISION TO SELL BETZDEARBORN, MAJOR BANKS OFFERED THE COMPANY AN ATTRACTIVE REFINANCING PACKAGE WHICH WOULD NOT HAVE REQUIRED THE COMPANY TO MAKE ILL-TIMED ASSET SALES.

         Sale proceeds, after taxes and transaction costs, amounted to approximately 6 x estimated 2002 EBITDA, while the Company's already depressed public stock price at the time was trading at a multiple of approximately 7 x EBITDA -- a move hardly calculated to increase shareholder value! Moreover, the sale was made at a time when forward operating profits for the business were estimated by Hercules to increase substantially as a result of cost reductions already implemented. Finally, the sale of the business has substantially diluted the Company's earnings due in part to the fact that Hercules was required to utilize the net sale proceeds to pay down debt carrying relatively low interest rates (approximately 5% on average).

         YOU SHOULD KNOW THAT THE HERCULES BOARD ACTION APPROVING THE SALE WAS TAKEN NOTWITHSTANDING THE FACT THAT OTHER MAJOR, INSTITUTIONAL HERCULES SHAREHOLDERS, TOGETHER WITH OURSELVES, HAD URGED JOYCE TO REJECT THE SALE AND RETAIN THE BETZDEARBORN BUSINESS. MOREOVER, WHEN THE MINORITY DIRECTORS REQUESTED THAT THE MOTION APPROVING THE TRANSACTION BE AMENDED TO REQUIRE THAT THE SALE BE SUBMITTED TO A SHAREHOLDERS' VOTE, THEY WERE RULED "OUT OF ORDER" AND THE ISSUE OF SHAREHOLDER APPROVAL WAS NEVER SUBMITTED TO A VOTE OF THE BOARD.

         DON'T YOU BELIEVE THAT, WHERE THERE IS SIGNIFICANT QUESTION CONCERNING A COURSE OF ACTION INVOLVING A SUBSTANTIAL SALE OF ASSETS (AT A PRICE, FOR EXAMPLE,

EQUIVALENT TO ALMOST TWICE THE COMPANY'S ENTIRE MARKET VALUE), JOYCE AND THE BOARD, KNOWING OF SIGNIFICANT SHAREHOLDER OPPOSITION, SHOULD HAVE SUBMITTED THE MATTER TO A VOTE OF HERCULES SHAREHOLDERS EVEN WHEN THEY MAY NOT HAVE BEEN LEGALLY REQUIRED TO DO SO?

              THE REVOLVING DOOR AT HERCULES - SIX CHIEF EXECUTIVES
                 IN SIX YEARS AND NO APPARENT BUSINESS STRATEGY

         The primary responsibilities of a Company's Board of Directors are to attract and manage by appropriate objectives capable chief executives as well as establish policies and business strategies for the Company. By this standard of measurement, the Hercules Board in recent years has been in our opinion an extraordinary failure.

         Between 1996-2001, Hercules had six different Chief Executives, awarding one an estimated $14.25 million severance package for three years of service and another a $6 million package after only 16 months on the job.(11) Joyce came to Hercules in May, 2001, and his election was in our opinion a last minute attempt by the Board to deflect criticism leveled against it in the proxy contest that Hercules was being run on "autopilot." Joyce retired from Dow Chemical after selling Union Carbide in February 2001, lives in Connecticut more than 200 miles from the Hercules Wilmington headquarters and has been unwilling to relocate to the Wilmington area.

         It is a critical function of a Board to make sure that the Chief Executive's compensation arrangement is designed to closely align his interests with those of the Company's shareholders. Unfortunately, Joyce's compensation arrangements at Hercules, which are outlined at pp. 9-10 of this letter, bear no relationship in our view to overall corporate, individual, or stock performance. Quite to the contrary, the worse Hercules has done for its shareholders, the more lucrative Joyce's compensation appears to have become.

         Finally, the Hercules Board's sorry record is most starkly illustrated by its failure in our view to provide Joyce with sufficient guidance and direction in terms of establishing the Chief Executive's objectives and then holding him accountable for meeting them. In fact, the objectives set forth by the Board's Compensation Committee were limited almost exclusively to cost reduction and other measurements directly related thereto. By way of just one example, management of the Company's two principal non-operating issues, Hercules' pension and asbestos exposures, which resulted last year in pre-tax charges to earnings of more than $600 million, were not even mentioned in Joyce's 2002 management objectives.

         As further evidence of the Board's failure, aside from reductions to an obviously bloated cost structure, we have seen no evidence of any focus whatsoever on a turnaround strategy, long-range or short-term growth strategies, upgrading of the organization, attracting outstanding people to the Company, or the hundreds of other matters so basic to the operation of a large corporation. Even Joyce acknowledged in a quarterly earnings call last year that his management focus has been almost entirely on cost reduction. This short-term strategy presumably led Leslie Ravitz, a chemicals analyst at Morgan Stanley, to question Hercules' long-term prospects (November 2,

---------
(11) The $14.25 million estimate is based on a 20 year life expectancy.

2001) and continues to be illustrated by Joyce's sharp cuts in both research and development and capital expenditures.

         With regard to the Company's capital programs, for example, under the current Hercules Board and management, capital expenditures have been reduced from $119 million in 2000 to $49 million in 2001 and $43 million in 2002.(12) Hercules' capital spending last year approximated only 60% of the Company's depreciation expense of $71 million. This prompted Andrew Cash, a security analyst at UBS Warburg, to recently observe, after predicting that 2003 will be the third consecutive year in which capital spending is below depreciation, "Although we applaud management's frugality, investors need to be aware that capital spending cannot remain this low into perpetuity, i.e., equipment ages, new capital must be invested into the business to allow for growth, etc." (May 2, 2003).

         To add insult to injury, in February of this year, after the Company had posted a loss of $248 million (excluding a $368 million write-down of goodwill) for the 2002 year, and Hercules shareholders lost approximately $400 million in the market value of their investments during the previous year, the Hercules Board, over the objection of the minority directors, awarded bonuses to 135 senior executives in the amount of almost $10 million (representing 193% of their targeted bonuses) - including a $1.9 million bonus for Joyce. This followed action by the Hercules Board in the previous year, notwithstanding the Company's $58 million loss in 2001, awarding, again over the objection of the minority directors, bonuses to 214 senior executives of almost $9 million - including a $1 million bonus to Joyce for his seven months on the job in 2001.

             HERCULES' $570 MILLION PENSION FIASCO - WITH ALMOST NO
                     ADVANCE WARNING TO COMPANY SHAREHOLDERS

         Over the last three years, including almost two full years under Joyce's management, Hercules pension plans, in addition to their failure to earn their minimum investment hurdle rate, have in fact lost more than $250 million as a result of negative investment returns. This enormous loss required the Company earlier this year to take a pre-tax charge to equity of almost $570 million, which has now resulted in a negative equity for the Company of $123 million. Compounding the problem is the fact that Hercules management failed in our opinion to provide Company shareholders with full, informative, transparent, and timely disclosure concerning the Company's pension losses and their serious ramifications until late last year. You should know that Hercules management failed to fully inform even the Company's Board of this situation and its ramifications until after the fact.

         Based upon what we believe to be the Company's unrealistic 8-3/4% investment assumption, in order to maintain compliance with minimum ERISA funding requirements, it is estimated that the loss will require the Company to make cash contributions of almost $500 million (including payments of $97 million made last year) over the next 10 years. Pension expenses are now projected to adversely impact earnings for the time period by an estimated average annual, after-tax, amount of $0.46 per share as follows:

----------
(12) The above-mentioned expenditures are adjusted to exclude all divested businesses.

             PRETAX PENSION COST (INCLUDING HEALTH CARE EXPENSE)(13)

                          2003           $48 million
                          2004            69 million
                          2005            92 million
                          2006            94 million
                          2007            92 million
                          2008            89 million
                          2009            84 million
                          2010            82 million
                          2011            81 million
                          2012            82 million


         Illustrative of how sensitive these estimates are to future investment performance, if, for example, one were to assume a 6% average annual return on pension assets, total cash contributions for the next 10 years are estimated to be approximately $700 million (including the $97 million paid last year), and pension expenses would be approximately $30 million per annum higher than the schedule of pension costs referred to above - thereby adversely impacting annual earnings on average by an estimated $0.63 per share, after tax.

         While other Companies to be sure have been plagued in recent years by investment underperformance in their pension plans, the seriousness of the Hercules situation was underscored in a recent Credit Suisse First Boston report (David Zion, April 14, 2003), which estimates that of 361 S&P 500 companies with defined benefit pension plans, Hercules' underfunded status ranks it in the 16th worst position when compared to its equity market capitalization. The report concluded that Hercules' total pension obligations represent 159% of its market capitalization, ranking it the 20th highest of the 361 companies in that category. In addition, an earlier Credit Suisse First Boston report (September 27, 2002) predicted that Hercules may very well be required to incur the 5th largest after tax charge as a percentage of equity in the fourth quarter of 2002.(14)

         Hercules' pension performance has been in no small measure the result of management's asset allocation decision to invest approximately 70% of its pension assets in equities, including almost 30% of that amount in international equities. Interestingly enough, Hercules' investment policy has allocated nothing to alternative assets, hedge funds, or so-called "market neutral" investments, which tend to focus on delivering consistent absolute returns with low correlation to the U.S. stock market or other asset classes. WHEN ONE
CONSIDERS THE SIZE OF THE COMPANY'S PENSION ASSETS COMPARED WITH THE SIZE OF HERCULES, THE FACT THAT THE COMPANY'S PENSION LIABILITIES ARE ESSENTIALLY FIXED AND RELATIVELY MATURE INASMUCH AS RETIREES AND INACTIVES OUTNUMBER ACTIVES IN THE PLAN BY A 10-TO-1 RATIO, HERCULES' ASSET ALLOCATION POLICY HAS BEEN IN OUR OPINION WHOLLY INAPPROPRIATE AND UNDULY RISKY.

         You should know the Hercules pension plan has been largely run on autopilot for the last 10 years. Despite the importance of the pension plan's performance to the overall

---------
(13) Hercules employs multi-year smoothing of asset returns, as do many other companies, which operates to defer the full effect of the Company's pension losses in the last several years to 2005 and beyond.

(14) The size of Hercules' fourth quarter charge has now materialized almost as predicted, but whether this charge amounts to the fifth largest cannot be easily ascertained.

financial performance of the Company as a result of the size of the plan, there is in our view no one at Hercules that has demonstrated the slightest expertise in this area. What is more, during Joyce's tenure, until this issue reached crisis proportions, neither the Board nor its Finance Committee had ever conducted a meaningful review of management's investment decisions. While companies normally make pension asset allocation decisions on as often as a quarterly or at least annual basis, Hercules, seemingly oblivious to the vicissitudes of the investment climate over the last 10 years, had made no significant change to its investment policy during this entire period of time, including the last two years under Joyce. At the very least, this underscores the Company's need for a CFO, which we urged upon Joyce and the Board almost two years ago.

               HERCULES HAS DISREGARDED IN OUR VIEW THE INTERESTS
                    OF ITS SHAREHOLDERS BY PACKING THE BOARD
                   WITH FIVE HANDPICKED DIRECTORS AND ERECTING
                      A FORTRESS OF ANTI-TAKEOVER DEFENSES

         In addition to packing the Board with five handpicked directors, Hercules has erected over time an arsenal of anti-takeover provisions, which include a poison pill, staggered board, interpretation of a Company Bylaw to require an affirmative vote of a majority of ALL OUTSTANDING SHARES for election of directors, "blank check" preferred stock, an 80% super majority voting requirement to amend certain Bylaws and charter provisions and approve certain merger transactions, and the ability to add directors without shareholder approval. Moreover, the Company has made flagrant use of these devices to undermine the interests of Hercules shareholders - making Hercules in our view a "walking corporate governance nightmare."

(1) JOYCE PACKS THE BOARD WITH FIVE HANDPICKED DIRECTORS, CONTINUING A HERCULES "YOU SCRATCH MY BACK, I'LL SCRATCH YOURS" TRADITION

         The record over the years at Hercules is replete with examples of Boards who in our opinion do very little to safeguard the interests of the Company's shareholders and are virtually always supportive of whatever the Chief Executive wants, failed Chief Executives who receive what we view as exorbitant parachute payments, and Board members who until well after our 2001 proxy contest were permitted to fund with Company monies million dollar gifts to their favorite charities.(15)

         Taking advantage of a charter provision which permits the addition of new directors without shareholder approval, no sooner had the votes been counted in connection with the 2001 proxy contest, when Joyce, whose own "election" was not originally submitted to shareholders either, together with the nominating committee, thumbed their noses at Hercules shareholders by choosing Paula Sneed, an incumbent director who had been defeated in that contest for reelection, to fill an existing Board opening. Since that time, Joyce, acting in concert with the Board's nominating committee, has handpicked Messrs. Wyatt, Kennedy, Lipton, and Hunter (three of whom are former or current executives in the commodity chemicals industry), to either replace departing directors or fill existing openings. WE BELIEVE THAT THESE FOUR DIRECTORS HAVE

---------
(15) This last practice was stopped at the insistence of our minority directors some months after we joined the Board in 2001.

ONE COMMON QUALIFICATION FOR THE JOB - A CLOSE RELATIONSHIP WITH JOYCE. IT SHOULD NOT SURPRISE YOU THAT NONE OF THE FIVE HANDPICKED DIRECTORS (INCLUDING PAULA SNEED WHO RESIGNED EARLIER THIS YEAR) HAVE VOTED AGAINST JOYCE'S POSITIONS ON A SINGLE ISSUE.

         As further evidence of Joyce's view of shareholder democracy, at the minority directors' first Board meeting in June, 2001, the Nominating Committee proposed that seven of the eight then majority incumbent directors each be given one of two major committee assignments - Audit or Compensation. None of the four minority directors were proposed for membership on either of these committees.(16) When the minority members protested that they were the only Hercules directors with a real mandate from the Company's shareholders, they were told that this was the way committee assignments were made at Hercules and that Board members had, in words to the effect, "to work their way up" to qualify for major committee assignments. Parenthetically, Lipton and Kennedy, who were elected to the Board after the four minority directors, were appointed shortly thereafter to the Audit and Compensation Committees - so much for the Hercules seniority system!

(2) JOYCE'S ATTEMPT TO USE HERCULES' POISON PILL AS A BARGAINING CHIP TO BUY HIS OWN RE-ELECTION

         In October 2000, in order to increase its investment in the Company, ISP proposed a tender offer to all Hercules shareholders, to purchase 25 million additional shares of Hercules stock for $17.50 per share in cash. However, because of the Company's poison pill, its offer required Board consent. Despite repeated requests that Hercules permit it to proceed, the Board refused to do so
- thereby costing Hercules shareholders more than $190 million.

         You should know that the Hercules poison pill, with its unusually low 10% trigger point, was adopted in August, 2000, less than two weeks after ISP publicly reported acquiring 9.9% of Hercules shares, notwithstanding the fact that Hercules shareholders in the past had voiced strong opposition to the poison pill.(17) In 1991, a non-binding proposal to redeem Hercules' then-existing poison pill, or submit it to a shareholder vote, was approved by shareholders. Despite this earlier shareholder vote, the Hercules Board refused to seek shareholder approval for the current pill adopted in 2000.

         In August 2001, after the election of the four minority directors to the Hercules Board, we proposed that the Board amend the Company's poison pill to revise its trigger point from 10% to 20% -- and then later offered to further compromise at 15%. In addition, in response to Hercules' stated concern, ISP offered a standstill agreement, which would prevent it from ever acquiring control of Hercules. After Joyce indicated that he would only consider a change in the threshold should ISP agree not to contest the reelection of himself and his fellow majority directors at the 2002 Annual Meeting, which ISP was not willing to do for obvious reasons, our proposal was defeated by a vote of 7-6. YOU SHOULD KNOW THAT JOYCE CAST THE DECIDING VOTE AGAINST THE PROPOSAL AND REPORTED TO THE BOARD HIS INTENTION AT THE SAME TIME TO SOLICIT OTHER HERCULES
SHAREHOLDERS  WITH  THE  SAME  PROPOSITION  -  NAMELY,  THAT HE  WOULD  CONSIDER

---------
(16) At a later time, one of our minority directors received major committee assignments, although the three other minority directors still have not.

(17) According to an Investor Responsibility Research Center study of more than 2,000 companies with poison pills, only 6% have trigger points as low as 10%.

SUPPORTING CHANGES TO THE POISON PILL ONLY IN RETURN FOR ASSURANCES OF SUPPORT IN CONNECTION WITH HIS CANDIDACY FOR ELECTION AT THE 2002 ANNUAL MEETING!

         WHAT DO YOU THINK OF A CHIEF EXECUTIVE WHO IS WILLING TO RESORT TO BLATANTLY INAPPROPRIATE DEMANDS SO AS TO ENTRENCH HIMSELF AND HIS HANDPICKED DIRECTORS IN OFFICE?

         ASK YOURSELF WHETHER THE POISON PILL DEVICE IS IN YOUR BEST INTEREST AND WHETHER YOU NEED TO BE "PROTECTED" FROM MAKING YOUR OWN DECISION TO SELL YOUR SHARES. WE BELIEVE THAT IT IS PARAMOUNT THAT YOU HAVE THE RIGHT TO CONSIDER FOR YOURSELF THE MERITS OF OFFERS FOR YOUR SHARES. OUR NOMINEES WILL ADVOCATE THAT THE BOARD REMOVE, OR SUBSTANTIALLY REVISE, BARRIERS TO OFFERS FOR YOUR SHARES SO THAT YOU CAN MAKE YOUR OWN DECISIONS.

(3) JOYCE AND THE HERCULES BOARD REFUSE TO NULLIFY A COMPANY BYLAW THAT DISENFRANCHISES ITS SHAREHOLDERS

         The disregard of Joyce and the Hercules Board for the interests of the Company's shareholders is dramatically demonstrated by their refusal to rescind a Hercules election Bylaw which the Board claims requires an affirmative vote of the holders of a majority of ALL OUTSTANDING SHARES for the election of directors, instead of the greatest number of votes actually cast at an Annual Meeting (a plurality vote). This means, for example, that if each Committee nominee receives 50 million votes and each incumbent director receives only 10 million votes, the incumbents would retain their seats on the Board because the Committee nominees would not have received a majority vote of approximately 108 million outstanding shares of Hercules common stock.

         This voting requirement disenfranchises shareholders, is highly unusual if not unique, and is in our view inconsistent with good corporate governance. In fact, we are unaware of a single other Delaware public company that has such a provision with regard to election of directors. The Hercules Bylaw, as interpreted by the Company, serves in our view as a mechanism to entrench the current Board, because if no nominee receives a majority vote of the outstanding shares, the incumbent directors would remain in place beyond their three-year term, even if our nominees received a plurality vote.

         As early as 2001, after calling to Hercules' attention this obvious inequity and requesting that it take the necessary action to remedy this situation in connection with the 2001 Annual Meeting, the Hercules Board refused to do so. As it turned out, three of the four minority directors were elected at the 2001 Annual Meeting by more than 50% of the outstanding shares, and Hercules agreed to seat the fourth minority director, who had won by a plurality of those voting, in order to avoid a court test. After joining the Board, the minority directors again proposed that Joyce and the Hercules Board take action to effectively nullify the Bylaw, but they have refused to do so.

         You should know that in a DELAWARE NEWS JOURNAL article (March 14, 2001), entitled "Hercules' Election Method Is Fought", the Hercules voting requirement prompted the following comments from a Wall Street analyst as well as a corporate governance expert: Gary Hindes, Managing Director of New York's Deltec Asset Management stated that, "These people [referring to the Hercules directors] have managed to destroy what was a wonderful company," and is further reported to have stated that Hercules should be asking for the resignation of its directors, not supporting them for re-election; and Charles Elson, Director of the Center for Corporate Governance at the University of Delaware, characterized Hercules' voting provision as "highly unusual" and further stated, "In all my years [of tracking corporate policies], I have not seen that with the election of a board."

*        *        *        *        *       *        *        *        *       *

THE COMMITTEE'S PROGRAM TO REALIZE HERCULES' UNDERLYING VALUES

         The Committee believes that there is presently a substantial discrepancy between the underlying value of Hercules shares and their current market price. We are convinced that there are strong underlying values at Hercules and that the Company's two remaining, primary businesses, the pulp and paper and Aqualon businesses, have substantial potential for growth under the right direction. As major shareholders, we are determined to maximize our Company's underlying values for all Hercules shareholders.

         To this end, we would pursue the following program:

         (1) Conduct a thorough search for a new, highly qualified, full-time, "roll up your sleeves" Chief Executive committed to the turnaround of the Company's businesses, who will reside in the Wilmington area and whose compensation will be designed to closely align his or her interests with those of Hercules shareholders. By making the right selection and establishing comprehensive goals and objectives, we intend to avoid the extraordinarily harmful turnover of Chief Executives at Hercules over the last six years.

         (2) Rebuild management ranks which have been allowed to atrophy under the current Chief Executive and his predecessors. This will include the election of a first rate Chief Financial Officer, a position which Joyce and the Board have inexplicably refused to fill during his two-year term at the Company despite Hercules' myriad financial challenges.(18)

         (3) Eliminate excessive compensation and bonuses as have been enjoyed by Joyce and other Company executives and make certain that in the future compensation arrangements at Hercules provide that executive salaries, bonuses, and benefits be closely related to overall corporate, individual, and stock performance. In this regard, it is our view that an effective belt-tightening program must start at the top, and that the kind of compensation enjoyed by Joyce is not only unwarranted in and of itself, but serves also to stiffen the resistance of others at Hercules to the kinds of cost-cutting measures which may be necessary.

---------
(18) Parenthetically, of what we believe to be the Company's failures under Joyce's management, a number of them have come in areas normally the responsibility of a Company's Chief Financial Officer. In addition to the pension fiasco referred to earlier and the fact that the Company has failed to file its periodic, public financial reports (including its certification last August under the Sarbanes-Oxley Act of 2002) in a timely fashion on four separate occasions since January 2001, Hercules has paid, in 2001 and 2002, what we believe to be an astounding $19 million and $21 million, respectively, in fees to the Company's auditors. The sum paid by Hercules last year, for example, was nearly 8 times the average expense for the eight companies in the S&P MidCap Specialty Chemicals Index. In fact, we believe that the only chemicals company that paid more to its auditors than Hercules last year was DuPont, which is more than ten times the size of Hercules.

         (4) As Hercules Board members for the last two years, the minority directors have identified significant, additional cost reductions involving the elimination alone of excessive audit, insurance, legal, Board, corporate headquarters, perks, bonus, and benefit expenses, which we estimate will save the Company more than $50 million per annum(19). In addition, while Joyce's cost reduction efforts have largely been limited to the administrative area, we would focus additional efforts on the largely untapped manufacturing area.

         (5) Despite the axiom that businesses cannot "cost cut their way to prosperity" and that successful turnaround strategies can never rely on cost-reduction alone, management's overriding preoccupation, as acknowledged by Joyce, has unfortunately been on cost reduction alone. But dynamic leadership isn't just about cutting costs or staying afloat. In addition to cost-reduction, we would focus Hercules on new products, acquisitions, expanded field technical services, new alliances with other manufacturers to add complementary products, and a rational pricing strategy which places a high priority on profitability rather than on small market share gains.

         (6) We believe that incumbent management has neither the qualifications nor the expertise to address the Company's two principal non-operating issues - the minimization of its pension and asbestos exposures. While current management in our view has given these critical issues short shrift, we would focus the attention of senior management, assisted by the best outside professionals, on these areas.

*        *        *        *        *       *        *        *        *       *

         Since the Hercules Shareholders' Committee for NEW Management prepared the enclosed letter and Proxy Statement, you may have received Joyce's May 19th letter, which is filled with personal invective and baseless, unsubstantiated ad hominem attacks. Given what we believe to be Joyce's disastrous performance at Hercules over the last two years, it is not surprising that he would seek to divert shareholders' attention from the real issues at hand. Our focus will instead continue to be on the future direction of our Company and the FACTS concerning Joyce's stewardship at Hercules, which are fully documented in this letter and enclosed Proxy Statement.

*        *        *        *        *       *        *        *        *       *

         In your own best interest, we ask you to support our nominees for election as directors of Hercules. If you agree with us that NOW IS THE TIME FOR A CHANGE AT HERCULES - please sign, date and mail the Committee's WHITE Proxy Card - today.

---------
(19) With regard to benefit programs, the directors are in agreement that the Company's pension obligations to retirees and pension benefits for actives must be preserved and safeguarded. The Company's directors have unanimously approved, however, cost reductions in health and medical programs in keeping with what hundreds of other companies in Corporate America have already done.

         Thank  you  for  your   support,   and  we  look   forward  to  further
communications   (hopefully   shorter!)   with  you   concerning   our  Hercules
investments.

                                   Sincerely,

             THE HERCULES SHAREHOLDERS' COMMITTEE FOR NEW MANAGEMENT

/s/ Samuel J. Heyman   /s/ Harry Fields    /s/ Anthony T. Kronman  /s/ Sunil Kumar
--------------------   -----------------   ----------------------  -------------------
Samuel J. Heyman       Harry Fields        Anthony T. Kronman      Sunil Kumar


/s/ Gloria Schaffer   /s/ Vincent Tese   /s/ Raymond S. Troubh    /s/ Gerald Tsai, Jr.
-------------------   ----------------   ----------------------   --------------------
Gloria Schaffer       Vincent Tese       Raymond S. Troubh        Gerald Tsai, Jr.


               If you have questions or need assistance in voting
                            your shares, please call:

                      [GEORGESON SHAREHOLDER LOGO OMITTED]

                           17 State Street, 10th Floor
                               New York, NY 10004
                           (866) 288-2990 (Toll Free)

                     Banks and Brokerage Firms please call:
                                 (212) 440-9800

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